Exhibit 99.1

420 Lexington Avenue	■	New York, NY 10170	■	(212) 869-3000	■	FAX (212) 869-3989

CONTACT:          Stacy Slater
Senior Vice President, Investment Management
Centro NP LLC
(212) 869-3000
stacy.slater@centroprop.com

Centro NP LLC Commences Consent Solicitation for Senior Notes Due 2026 and 2028

NEW YORK, September 16, 2009 -- Centro NP LLC (the “Company”) today announced that it has commenced a consent solicitation  (the “Consent Solicitation”) with respect to amendments to the 1995 indenture governing its senior notes set forth in the table below (collectively, the “Securities”).  The Consent Solicitation will expire at 5:00 P.M. (New York City Time) on September 29, 2009, unless earlier terminated or extended (such time and date, as they may be extended, the “Expiration Date”).

CUSIP No.	Outstanding Principal Amount	Security Description	Consent Fee Per $1,000 Principal Amount	Put Right Repurchase Date
64806Q AA2	$10,000,000	7.97% Senior Notes Due 2026	$35.00	January 15, 2014
64806Q AD6	$25,000,000	7.65% Senior Notes Due 2026	$35.00	January 15, 2014
64806Q AF1	$10,000,000	7.68% Senior Notes Due 2026	$35.00	January 15, 2014
64806Q AG9	$10,000,000	7.68% Senior Notes Due 2026	$35.00	January 15, 2014
64806Q AK0	$25,000,000	6.90% Senior Notes Due 2028	$35.00	January 15, 2014
64806Q AL8	$25,000,000	6.90% Senior Notes Due 2028	$35.00	January 15, 2014

The Company is seeking to obtain the consent of the holders of the Securities (i) to add a put repurchase right that will require the Company to offer to repurchase (but not require the holders to tender) the Securities for an amount equal to the principal amount plus accrued and unpaid interest on January 15, 2014 (which is between 12 and 14 years ahead of their 2026 and 2028 maturities), (ii) to modify certain defined terms and covenants applicable to the Securities to create a uniform method of calculating the Company’s debt incurrence ratios with the other series of notes issued by the Company and (iii) to modify the financial reporting covenant in the indenture to make it consistent with the other series of notes issued by the Company, which would permit the Company to discontinue filing annual or other reports with the Securities and Exchange Commission and instead deliver substantially the same kind of information to the trustee under the indenture (for continued availability to the holders of Securities).  Upon receipt of the requisite consents (which may occur prior to the Expiration Date), the Company intends to effect the execution of the Supplemental Indenture (the “Supplemental Indenture”) containing the amendments.

Subject to the terms and conditions of the Consent Solicitation, the Company will make a cash payment of $35.00 per $1,000 principal amount of Securities for which the holder has validly delivered (and not validly revoked at any time before the earlier of the execution of the Supplemental Indenture and the Expiration Date) a consent prior to the Expiration Date.  It is expected that any payment due will be paid on the first business day following the Expiration Date, or as soon as practicable thereafter.  The Company will not be obligated to make any payments if the requisite consents are not obtained or the other conditions to the Consent Solicitation are not satisfied or waived on or before the Expiration Date.

Unless the Consent Solicitation is terminated by the Company for any reason before the Supplemental Indenture is executed, on the terms and subject to the conditions of the Consent Solicitation, the amendments will become operative upon the execution of the Supplemental Indenture.

The complete terms and conditions of the Consent Solicitation are set forth in the Consent Solicitation Statement and the accompanying Consent Form that are being sent to holders of the Securities.  Holders are urged to read the Consent Solicitation documents carefully.  Copies of the Consent Solicitation Statement and related Consent Form may be obtained from Global Bondholder Services Corporation at (212) 430-3774 and (866) 470-3800 (toll free).

BofA Merrill Lynch is the Solicitation Agent for the Consent Solicitation.  Questions regarding the Consent Solicitation may be directed to BofA Merrill Lynch at (980) 388-4603 (collect) and (888) 292-0070 (toll free).

This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction.

420 Lexington Avenue	■	New York, NY 10170	■	(212) 869-3000	■	FAX (212) 869-3989

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are the Company’s current views as of the date such statements are made with respect to possible future events and financial performance.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the Company.  The most significant risks are detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the Company’s forward-looking statements.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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